Exhibit 6.1.2.3

June 14, 2018

The Hollywood 12, LLC

c/o Keller Williams Portland Central

35 NE Weidler St.

Portland, Oregon 97232

Attention: Thomas Geffner

RE:	Amendment to Purchase and Sale Agreement –

Extension of Qualification Period

Building Bits Purchase and Sale Agreement, dated April 12, 2018 (the "Purchase Agreement") between The Hollywood 12, LLC ("Seller") and Building Bits Properties I, LLC ("Buyer")

1728 NE 45th Avenue, Portland, Oregon.

Dear Mr. Geffner:

Due to the nature of this transaction and the initial due diligence requirement to meet SEC qualification, the Buyer has requested, and Seller has agreed to grant, an extension of the Qualification Period. Buyer and Seller therefore agree as follows:

•	The Qualification Period shall be extended by an additional fifteen (15) days from June 14th, 2018 to June 29th, 2018.

Except as amended herein, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

Agreed & Accepted Buyer: Building Bits Properties I, LLC, a Delaware limited liability company By:___________________________ Name: Title: Date:_____________________	Agreed & Accepted Seller: The Hollywood 12, LLC, an Oregon limited liability company By:___________________________ Name: Title: Date:_____________________